EXHIBIT 99.1
For Immediate Release
Contact:
Melissa Thompson
Vice President, Corporate Communications
(703) 387-3377
Interstate Hotels & Resorts Reports Strong Third-Quarter 2005 Results
Exceeds Guidance for Third Consecutive Quarter, Raises 2005 Earnings Guidance
     ARLINGTON, Va., November 2, 2005—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results of operations for the third quarter ended September 30, 2005. The company exceeded its earnings guidance of August 9 and raised its 2005 full-year earnings guidance for the third time this year.
     For the 2005 third quarter, net income was $5.4 million, or $0.17 per diluted share, compared to a net loss of $(0.3) million, or $(0.01) per diluted share, in the third quarter 2004. The statement of operations includes the following non-recurring items and special charges: $4.3 million gain related to the extinguishment of a non-recourse promissory note; $2.6 million gain on the sale of the Pittsburgh Airport Residence Inn by Marriott; and $(1.0) million loss from asset impairments and other write-offs, primarily related to the termination of three management contracts as a result of the hotels being sold by MeriStar Hospitality.
     Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), for the third quarter 2005 was $7.8 million, up 32.5 percent from $5.9 million in the 2004 third quarter. Adjusted Net Income for the third quarter 2005 was $2.4 million, or $0.08 per diluted share, compared to $1.1 million, or $0.04 per diluted share, for the same period a year earlier.
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     Third-quarter 2005 results for Adjusted EBITDA exceeded the company’s upwardly revised guidance of $6.1 million to $7.1 million. Adjusted Net Income and adjusted earnings per diluted share (EPS) exceeded the high end of the company’s guidance by $0.4 million and $0.01, respectively. Both hotel management and corporate housing operations contributed to the strong third-quarter results.
     Total revenue in the 2005 third quarter, excluding other revenue from managed properties (reimbursable costs), was $55.3 million, compared to $48.1 million in the 2004 third quarter. The increase in revenue over the prior year can be attributed to: higher management fee revenue resulting from a greater number of managed properties compared to the same period last year, as well as favorable operating results across the company’s portfolio; ownership of the Hilton Concord, acquired in the first quarter of 2005; and the strong performance of the BridgeStreet Worldwide corporate housing subsidiary.
Hotel Operating Results
     Same-store revenue per available room (RevPAR) for all managed hotels, excluding hotels in New Orleans that were closed as a result of Hurricane Katrina as well as the hotels affected by the hurricanes that struck Florida in the fall of 2004, improved 10.8 percent to $83.37, which is 2.3 percentage points above the high end of the company’s guidance and 2.5 percentage points above the industry average of 8.3 percent, as reported by Smith Travel Research for the 2005 third quarter. Average daily rate (ADR) rose 8.6 percent to $110.34, while occupancy increased 2.0 percent to 75.6 percent.
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     Same-store RevPAR for all full-service managed hotels, excluding those hotels affected by the hurricanes, improved 11.1 percent to $86.89. ADR increased 8.8 percent to $114.98, while occupancy advanced 2.1 percent to 75.6 percent.
     Same-store RevPAR for all select-service managed hotels, excluding those hotels affected by the hurricanes, increased 8.9 percent to $66.99, led by a 7.0 percent improvement in ADR to $88.80 and a 1.8 percent increase in occupancy to 75.4 percent.
     “Hotel operating results outpaced the industry in the third quarter, and we exceeded our guidance for the third quarter in a row,” said Thomas F. Hewitt, chief executive officer. “RevPAR was above the high end of our guidance range, up 10.8 percent, as we were able to move rate higher during the quarter due to a continued strong economy and increasing business travel demand.
     “In addition, we continue to add impressive hotels to our management portfolio, such as the 279-room Claremont Resort & Spa in Berkeley, California, and the 402-room Radisson Plaza Hotel Myrtle Beach Convention Center in South Carolina, which was immediately converted to a Sheraton brand – both added during the quarter.”
BridgeStreet Posts Positive Quarter
     Strong results were reported by the company’s corporate housing division, with London and Chicago leading the way. “We continued to focus on yield management, which positively impacted rate and occupancy and translated into higher margins and profits on a lower unit count compared to the same period last year. Rate rose 4.1 percent and occupancy increased 3.3 percent for the third quarter,” Hewitt said.
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Acquisitions and Divestments
     The company completed the sale of one hotel during the third quarter, the Pittsburgh Airport Residence Inn by Marriott, for $11 million and used a portion of the proceeds to pay down its senior credit facility. Additionally, the company signed a definitive agreement to acquire the 195-room Hilton in Durham, N.C. for a net purchase price of $13.3 million. The acquisition will be funded with cash on hand as well as availability under its senior credit facility. “With the upcoming purchase of the Hilton Durham we are continuing to execute on our growth strategy,” Hewitt commented. “Hotel acquisitions, either wholly-owned or through joint ventures, will remain a key component of our future growth as we seek to further diversify and strengthen our core hotel management earnings stream.
     “Furthermore, to support our acquisition focus, we named Leslie Ng as our chief investment officer in September. We currently have an active pipeline, and Leslie will play a pivotal role in sourcing and negotiating additional investment and management opportunities.”
Key Financial Information
     On September 30, 2005, Interstate had:
•	Total cash of $17.8 million

•	Total debt of $86.3 million, consisting of $65.3 million of senior debt, $19 million of mortgage debt, $2 million of other debt
     “The company paid down more than $10 million on its senior credit facility during the quarter with cash flow from operations and proceeds from the sale of the Pittsburgh Airport Residence Inn,” said J. William Richardson, chief financial officer. “We will continue to focus
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on strengthening our balance sheet by efficiently managing our cash flows. We currently have more than $35 million of availability on our senior credit facility to fund our growth initiatives.”
Outlook and Guidance
     “We believe the outlook for the hotel and corporate housing industries is strong for the remainder of 2005 and into 2006, bolstered by a strong economy, the return of the business traveler and the measured pace of hotel supply growth,” Hewitt said. “We are confident that industry conditions will remain favorable for at least the next two to three years and that we will continue to benefit from these positive fundamentals.”
     The company is raising guidance for the third time this year and provides the following range of estimates for the fourth quarter and full year 2005:
•	RevPAR is expected to improve 8.0 to 9.0 percent in the fourth quarter and 9.5 to 10.5 percent for the full year;

•	Net income of $7.7 million to $9.1 million for the fourth quarter and net income of $14.7 million to $16.1 million for the full year;

•	Earnings per diluted share of $0.25 to $0.29 for the fourth quarter and net income per diluted share of $0.47 to $0.52 for the full year;

•	Adjusted Net Income of $7.7 million to $9.1 million for the fourth quarter and $11.9 million to $13.3 million for the full year;

•	Adjusted earnings per diluted share of $0.25 to $0.29 for the fourth quarter and $0.38 to $0.43 for the full year;
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•	Adjusted EBITDA of $15.3 million to $17.3 million for the fourth quarter and $34.5 million to $36.5 million for the full year.
     Interstate will hold a conference call to discuss its third-quarter results today, November 2, at 11 a.m. Eastern time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Third-Quarter Conference Call. Interested parties also may listen to a replay of the conference call until midnight on Wednesday, November 9, 2005, by dialing (800) 405-2236, reference number 11041201. An archived webcast of the conference call will be posted on Interstate Hotels & Resorts’ Web site through December 2, 2005.
     Interstate Hotels & Resorts operates nearly 300 hospitality properties with more than 67,000 rooms in 41 states, the District of Columbia, Canada, and Russia. BridgeStreet Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers. BridgeStreet and its network of Global Partners offer more than 8,900 corporate apartments located in more than 90 MSAs throughout the United States and internationally . For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules,
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that we believe are useful to investors. They are as follows: (i) EBITDA and (ii) Adjusted EBITDA and adjusted net income (loss), adjusted basic EPS and adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, the costs of our management contracts are amortized over their expected terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization. We believe EBITDA provides useful information to investors regarding our financial condition and results of operations because EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses EBITDA as one measure in determining the value of acquisitions and dispositions, and management uses EBITDA and Adjusted EBITDA as part of our annual budget process. We also believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA and Adjusted Net Income
     We define Adjusted EBITDA as excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to
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recur or have a continuing effect on our ongoing operations. Non-recurring items and special charges include restructuring and severance expenses, asset impairments and write-offs, equity in earnings (losses) of affiliates, gains and losses on asset dispositions and other investments, and other non-cash charges.
     Similarly, we define Adjusted Net Income (loss), adjusted basic EPS and adjusted diluted EPS as net income (loss), basic EPS and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA and Adjusted Net Income (loss), adjusted basic EPS and adjusted diluted EPS are useful performance measures because including these non-recurring items and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items and special charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and Adjusted Net Income (loss), adjusted basic EPS and adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted Net Income, and adjusted basic EPS and adjusted diluted EPS as we believe they are important measures for our management and our investors understanding of our operations. These may not be comparable to measures with similar titles as calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating
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performance measure calculated in accordance with GAAP. Cash expenditures for investments, interest expense and other items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted Net Income and adjusted basic EPS and adjusted diluted EPS does not include cash receipts and expenditures related to those items and charges. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted Net Income, and adjusted basic EPS and adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted Net Income and adjusted basic EPS and adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K as amended for the year ended December 31, 2004.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenue:
Lodging revenues	$3,403	$—	$8,511	$—
Management fees	15,513	12,113	45,865	40,759
Corporate housing	33,267	31,701	91,792	83,506
Other revenue	3,125	4,245	9,583	10,599

	55,308	48,059	155,751	134,864
Other revenue from managed properties (7)	247,745	190,865	681,449	564,739

Total revenue	303,053	238,924	837,200	699,603

Operating expenses by department:
Lodging expenses	2,487	—	6,491	—
Corporate housing	25,894	25,836	73,923	68,121
Undistributed operating expenses:
Administrative and general	19,317	16,593	56,961	51,699
Depreciation and amortization	2,474	2,127	6,830	6,640
Restructuring and severance expenses	—	42	2,043	3,481
Asset impairments and write-offs (4)	1,046	1,601	2,957	7,792

	51,218	46,199	149,205	137,733
Other expenses from managed properties (7)	247,745	190,865	681,449	564,739

Total operating expenses	298,963	237,064	830,654	702,472

OPERATING INCOME (LOSS)	4,090	1,860	6,546	(2,869)

Interest expense, net (5)	(1,677)	(2,002)	(7,560)	(5,292)
Equity in earnings (losses) of affiliates	(381)	(5)	2,811	(946)
Gain on sale of investments and extinguishment of debt	4,326	—	4,711	—

INCOME (LOSS) BEFORE MINORITY INTEREST AND INCOME TAXES	6,358	(147)	6,508	(9,107)

Income tax (expense) benefit	(2,585)	(279)	(2,647)	3,264
Minority interest (expense) benefit	(38)	(7)	(49)	68

INCOME (LOSS) FROM CONTINUING OPERATIONS	3,735	(433)	3,812	(5,775)

Income (loss) from discontinued operations, net of tax (11)	1,656	133	1,898	(920)

NET INCOME (LOSS)	$5,391	$(300)	$5,710	$(6,695)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.12	$(0.01)	$0.13	$(0.19)
Discontinued operations	0.06	0.00	0.06	(0.03)

Basic earnings (loss) per share	$0.18	$(0.01)	$0.19	$(0.22)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.12	$(0.01)	$0.12	$(0.19)
Discontinued operations	0.05	0.00	0.06	(0.03)

Diluted earnings (loss) per share	$0.17	$(0.01)	$0.18	$(0.22)

Weighted average number of common shares outstanding (in thousands):
Basic	30,717	30,637	30,696	30,431
Diluted (1)	30,983	30,637	30,982	30,431

Reconciliations of Non-GAAP financial measures (2)	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net Income (loss)	$5,391	$(300)	$5,710	$(6,695)
Adjustments:
Depreciation and amortization	2,474	2,127	6,830	6,640
Interest expense, net	1,677	2,002	7,560	5,292
Discontinued operations, net (11)	1,151	186	1,475	601
Income tax expense (benefit)	2,585	279	2,647	(3,264)

EBITDA	13,278	4,294	24,222	2,574
Restructuring expenses	—	42	2,043	3,481
Asset impairments and write-offs (4)	1,046	1,601	2,957	7,792
Gain on sale of investments and extinguishment of debt (12)	(6,931)	—	(7,316)	—
Equity in (earnings) losses of affiliates	381	5	(2,811)	946
Minority interest expense (benefit)	38	7	49	(68)
Other	—	(55)	—	(55)

Adjusted EBITDA	$7,812	$5,894	$19,144	$14,670

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net Income (loss)	$5,391	$(300)	$5,710	$(6,695)
Adjustments to net income (loss):
Restructuring expenses	—	42	2,043	3,481
Asset impairments and write-offs (4)	1,046	1,601	2,957	7,792
Gain on sale of investments and extinguishment of debt (12)	(6,931)	—	(7,316)	—
Deferred financing costs write-offs (5)	—	—	1,847	—
Equity interest in the gain on sale of Hilton San Diego (8)	—	—	(4,202)	—
Equity interest in the loss on sale of Wyndham Milwaukee (10)	—	—	395	—
MIP deferred financing costs write-off (9)	—	—	295	—
Minority interest expense (benefit)	33	(7)	24	(88)
Income tax rate adjustment (6)	2,819	(225)	2,365	(3,962)

Adjusted net income	$2,358	$1,111	$4,119	$528

Adjusted basic earnings per share	$0.08	$0.04	$0.13	$0.02

Adjusted diluted earnings per share	$0.08	$0.04	$0.13	$0.02

Weighted average number of common shares outstanding (in thousands):
Basic	30,717	30,637	30,686	30,431
Diluted (1)	30,983	31,027	30,982	30,880

Same-store hotel operating statistics (excluding properties damaged in 2004 and 2005 hurricanes):

Full-service hotels:
Occupancy	75.6%	74.1%	72.6%	71.2%
ADR	$114.98	$105.63	$114.29	$105.19
RevPAR	$86.89	$78.22	$82.92	$74.94

Select-service hotels:
Occupancy	75.4%	74.1%	71.8%	69.9%
ADR	$88.80	$82.99	$87.68	$82.44
RevPAR	$66.99	$61.52	$62.91	$57.64

Total:
Occupancy	75.6%	74.1%	72.40%	71.0%
ADR	$110.34	$101.62	$109.62	$101.23
RevPAR	$83.37	$75.26	$79.38	$71.88

Outlook Reconciliation (2), (3)	Forecast
	Three months
	ending	Year ending
	December 31,	December 31,
	2005	2005

Net income	$8,400	$15,400
Depreciation and amortization	2,300	9,140
Interest expense, net (5)	1,950	9,400
Discontinued operations, net (11)	—	1,475
Income tax expense (benefit)	3,300	4,635

EBITDA	15,950	40,050
Restructuring expenses	—	2,100
Asset impairments and write-offs (4)	—	3,000
Gain on sale of investments (12)	—	(3,000)
Gain on extinguishment of debt (12)		(4,300)
Equity in (earnings) losses of affiliates	250	(2,500)
Minority interest expense (benefit)	100	150

Adjusted EBITDA	$16,300	$35,500

Net income	$8,400	$15,400
Adjustments to net income:
Restructuring expenses	—	2,100
Asset impairments and write-offs (4)	—	3,000
Gain on sale of investments (12)	—	(3,000)
Gain on extinguishment of debt (12)	—	(4,300)
Deferred financing costs write-offs (5)	—	1,850
Equity interest in the gain on sale of Hilton San Diego (8)	—	(4,200)
Equity interest in the loss on sale of Wyndham Milwaukee (10)	—	400
MIP deferred financing costs write-off (9)	—	300
Income Tax rate adjustment (6)	—	1,050

Adjusted net income	$8,400	$12,600

Adjusted diluted earnings per share (1)	$0.27	$0.40

(1)	Our diluted earnings (loss) per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan, and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(2)	See discussion of EBITDA, Adjusted EBITDA, Adjusted Net Income, adjusted basic and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates.

(4)	This amount is included in undistributed operating expenses and primarily represents losses recorded for intangible costs associated with terminated management contracts and other asset impairments.

(5)	For the first quarter of 2005, interest expense, net, includes $1,847 of deferred financing fees written off in connection with the refinancing of our senior secured credit facility.

(6)	This amount represents an adjustment to recorded income tax expense to bring our overall effective tax rate to an estimated normalized rate of 28% in 2005 and 40% in 2004. This effective tax rate will differ from the effective tax rate reported in our historical statements of operations.

(7)	Other revenue from managed properties and other expenses from managed properties have been revised in the same amount for the third quarter 2004 for certain amounts previously included in error. This revision has no impact on EBITDA, net income or our balance sheet and cash flows.

(8)	This amount is included in equity in earnings (losses) of affiiates and represents our portion of the gain on the sale of the Hilton San Diego Gaslamp and retail space which was owned by one of our joint ventures.

(9)	This amout is included in equity in earnings (losses) of affiliates and represents our portion of deferred financing costs written off in connection with the refinancing of the MIP joint venture’s senior debt.

(10)	This amount is included in equity in earnings (losses) of affiliates and represents our portion of the loss on sale of the Wyndham Milwaukee which was owned by one of our joint ventures.

(11)	In June 2004, we completed the disposal of BridgeStreet Canada, Inc., our corporate housing operation in Toronto. In September 2005, we completed the sale of the Pittsburgh Airport Residence Inn by Marriott. Accordingly, we have reclassified the operations related to both transactions as discontinued operations for the three and nine months ended September 30, 2005 and 2004, respectively. In addition, the calculation of EBITDA reflects the add back of interest expense, depreciation and amortization, and income taxes related to those discontinued operations.

(12)	In the first quarter of 2005, we recognized a gain of $385 from the exercise of stock warrants fro stock in an unaffiliated company. In the third quarter of 2005, we recognized a gain of $4,326 on the extinguishment of the remaining principle and accrued interest on a non-recourse promissory note and a gain of $2,605 on the sale of the Pittsburgh Residence Inn by Marriott (this gain is recorded in discontinued operations on our statement of operations).